UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 18, 2004

ADESA, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32198	35-1842546
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

13085 Hamilton Crossing Boulevard Carmel, Indiana	46032
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (800)923-3725

Item 9 Regulation FD Disclosures.

The following language is furnished pursuant to Item 9:

ADESA Completes Redemption Of $125 Million Senior Notes

CARMEL, Ind., August 18 — ADESA, Inc. (NYSE: KAR), North America’s largest publicly traded provider of wholesale vehicle auctions and the largest provider of used vehicle dealer floorplan financing, today reported that it has completed its planned redemption of $125 million in Senior Notes.  All of its $90 million 7.7% Senior Notes, Series A, due 2006 and all of its $35 million 8.1% Senior Notes, Series B, due 2010 were redeemed.   As previously announced by the Company, the redemption resulted in $14 million of non-recurring expenses before taxes that will be recognized by the Company in the third quarter.  The non-recurring expenses include an early redemption penalty and the write-off of unamortized debt issue costs.

ADESA’s corporate headquarters are located in Carmel, Indiana. The Company’s holdings include 53 ADESA used vehicle auctions, 28 Impact salvage vehicle auctions, and 81 AFC loan production offices across North America. For more information about ADESA, visit the Company’s Web site at http://www.adesainc.com.

SOURCE ADESA, Inc.

CONTACT: Cameron C. Hitchcock, Chief Financial Officer
or
Paul J. Lips, Investor Relations
of ADESA, Inc.
317-815-1100

Web site: http://www.adesainc.com
http://www.allete.com

Forward Looking Statements

This release includes forward-looking statements concerning financial results that are subject to certain risks, trends, and uncertainties that could cause actual results to differ materially from those projected, expressed or implied by such forward-looking statements.  The statements are based on assumptions about important factors, many of which are outside the Company’s control, including general business conditions; market trends and competition; economic conditions; litigation developments and the risk factors and other risks described in the Company’s Registration Statement on Form S-1 as declared effective on June 15, 2004.  As such, they involve risks, some of which are not currently known to the Company that could cause actual results to differ materially.  The Company does not undertake to update its forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADESA, INC.

Date: August 18, 2004	By:	/s/ Cameron C. Hitchcock
Cameron C. Hitchcock,
Executive Vice President and Chief Financial Officer